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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT TO
                      RESTATED CERTIFICATE OF INCORPORATION
                          PURSUANT TO REORGANIZATION OF
                                  LODGIAN, INC.

         Pursuant to Section 303 of the General Corporation Law of the State of Delaware, LODGIAN, INC., a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

                                       I.

         The name of the Corporation is LODGIAN, INC.

                                       II.

         Section 4.1 of Article IV of the certificate of incorporation is amended to read as follows:

         Authorized Capital; Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Forty Million (40,000,000), of which Thirty Million (30,000,000) shares shall be shares of Common Stock, par value $0.01 per share ("COMMON STOCK"), and Ten Million (10,000,000) shares shall be shares of Preferred Stock, par value $0.01 per share ("PREFERRED STOCK").

                                      III.

         Section 4.4 of Article IV is added to the certificate of incorporation and shall read as follows:

         Prohibition of Non-Voting Equity Securities. Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting equity securities of any class series or other designation to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the "Bankruptcy Code"); provided, however, that the foregoing restriction shall
(i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and
(iii) be deemed void or eliminated if required by applicable law.

                                       IV.

         Section 8.1(c)(ii) of Article VIII of the certificate of incorporation is amended in its entirety to read as follows:

         The Board of Directors shall be elected each year at the annual meeting of stockholders. Each director shall hold office until the annual meeting of stockholders for the year following the year of his or her election until his or her successor is elected and has qualified or until his or her earlier resignation, retirement, disqualification or removal from office.

         Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.2 of Article IV hereof applicable thereto.


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                                       V.

         Pursuant to Section 303 of the General Corporation Law of the State of Delaware, a plan of reorganization of the Corporation entitled Joint Plan of Reorganization of Lodgian, Inc., et al. Together With the Official Committee of Unsecured Creditors (Other than the CCA Debtors) Under Chapter 11 of the Bankruptcy Code (the "Plan") having been filed pursuant to Chapter 11 of Title 11 of the United States Code in a proceeding under the United States Bankruptcy Code entitled In re: Lodgian, Inc., et al., Case No. 01-16345 (the "Proceeding") and confirmed by an order dated November 5, 2002 by the United States Bankruptcy Court for the Southern District of New York, a court having jurisdiction over the Proceeding (the "Order"), and such Order providing for the making and filing of this certificate of amendment, this certificate of amendment amends the provisions of the certificate of incorporation of the Corporation.

                         [SIGNATURES ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the Corporation has caused this certificate of amendment to be executed as of the 21st day of November, 2002.

                                         LODGIAN, INC.



                                         By: /s/ Daniel E. Ellis
                                             ----------------------------------
                                             Daniel E. Ellis
                                             Vice President and Secretary


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